Exhibit 5.1

Proskauer Rose LLP Eleven Times Square, New York, New York 10036-8299

January 29, 2015

RCS Capital Corporation
405 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

We are acting as special counsel to RCS Capital Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration No. 333-        ), (such registration statement, as amended, referred to as the “Registration Statement”), relating to possible resale, from time to time, by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement of certain securities of the Company acquired by the Selling Stockholders pursuant to a Securities Exchange Agreement dated as of December 12, 2014 (the “Exchange Agreement”), upon the closing of the transactions contemplated thereby on December 19, 2014, as follows: (a) 5,800,000 shares (the “Series B Shares”) of the Company’s 11% Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”); (b) 4,400,000 shares (the “Series C Shares”) of the Company’s 7% Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Convertible Preferred Stock”); and (c) 9,318,200 shares (the “Conversion Shares”) of the Company’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), that are issuable upon conversion of the Series C Shares.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation:

(i)	the Corrected Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 19, 2014 (the “Charter”);

(ii)	the Second Amended and Restated By-laws of the Company in the form filed as Exhibit 4.2 to the Registration Statement as filed with the Commission on January 7, 2014 (the “By-laws”);

(iii)	certain of the resolutions of the board of directors of the Company and the executive committee of the board of directors of the Company;

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January 29, 2015

(iv)	the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein;

(v)	a certificate executed by an officer of the Company dated as of the date hereof;

(vi)	an executed copy of the Exchange Agreement;

(vii)	the Certificate of Designation of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on December 19, 2014 (the “Series B COD”);

(viii)	the Certificate of Designation of the Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on December 19, 2014 (the “Series C COD”);

(ix)	executed copies of the Indenture dated as of April 29, 2014, between the Company and Wilmington Trust, National Association, as trustee, the First Supplemental Indenture thereto dated as of May 5, 2014 and the Second Supplemental Indenture thereto dated as of August 1, 2014 (collectively, the “Indenture”);

(x)	an executed copy of the Put & Call Agreement dated as of April 29, 2014, among Luxor Capital Partners, LP, Blue Sands LLC, Blue Sands B Inc., Blue Sands C Inc., Blue Sands D. Inc., the Company and the individual members of RCS Capital Management, LLC party thereto (as supplemented and amended by the PCA Amendment (defined below), the “Put/Call Agreement”);

(xi)	an executed copy of Amendment No. 1 dated as of December 19, 2014, to the Put/Call Agreement (the “PCA Amendment”); and

(xii)	such other certificates of public officials, corporate documents and records and other certificates and instruments, and such other investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that:

1.	All the Series B Shares have been duly authorized, duly and validly issued, fully paid and non-assessable.

2.	All the Series C Shares have been duly authorized, duly and validly issued, fully paid and non-assessable.

January 29, 2015

3.	The Conversion Shares have been duly authorized and, to the extent issued upon conversion of the Series C Shares in accordance with the terms of the Series C COD, such Conversion Shares, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the that we have assumed: (A) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinion set forth above; (B) that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (C) upon the issuance of any Conversion Shares, the total number of shares of Class A Common Stock issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under the Charter; and (D) the Conversion Shares will not be issued in violation of the Charter, the By-laws, the Series B COD, the Series C COD, the Exchange Agreement, the Put/Call Agreement and the Indenture.

The opinions expressed herein are based upon and expressly limited to the General Corporation Law of the State of Delaware, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect of, the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP